AMENDMENT TO SERIES B COMMON STOCK PURCHASE WARRANT

EPICEPT CORPORATION

Warrant Shares: [      ] Initial Exercise Date: December 28, 2010

THIS AMENDMENT TO SERIES B COMMON STOCK PURCHASE WARRANT (the “Amendment”) is made and entered into as of January 9, 2012 by and between EpiCept Corporation (the “Company”) and [      ] (the “Holder”).

RECITALS

WHEREAS, the Holder is the holder of record of a Series B Common Stock Purchase Warrant (the “Series B Warrant”) to acquire up to [      ] shares of common stock of the Company at an exercise price of $1.64 per share and which is exercisable on or before the close of business on January 9, 2012; and

WHEREAS, the Company and the Holder have agreed to amend the Series B Warrant to reduce the exercise price and to extend the period for exercising the Series B Warrant;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder agree as follows:

AMENDMENT

1. The first paragraph of the Series B Warrant is amended and restated as follows:

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [      ] (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after December 28, 2010 (the “Initial Exercise Date”) and on or prior to the close of business on the earlier of: (i) April 9, 2012 or (ii) a date selected by the Company in its sole discretion, with respect to which date the Company provides written notice to the Holder not less than ten (10) business days in advance (the “Termination Date”) but not thereafter, to subscribe for and purchase from EpiCept Corporation, a Delaware corporation (the “Company”), up to [      ] shares (the “Warrant Shares”) of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

2. Section 2(b) of the Series B Warrant is amended and restated as follows:

Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.20, subject to adjustment hereunder (the “Exercise Price”).

3. Except as specifically agreed to herein, the Series B Warrant and its terms shall remain in full force and effect and are hereby ratified and confirmed.

4. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed counterpart of the Amendment by facsimile shall have the same effect as delivery of a manually executed counterpart of this Amendment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories.

EPICEPT CORPORATION

By:
Name: Robert W. Cook
Title: Senior Vice President and Chief Financial Officer

HOLDER

By:
Name:
Title: